UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 31, 2005
___________________________________
Black Box Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-18706 (Commission File Number)	95-3086563 (IRS Employer Identification No.)

1000 Park Drive Lawrence, Pennsylvania (Address of Principal Executive Offices)	15055 (Zip Code)
Registrant’s telephone number, including area code: (724) 746-5500
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 31, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Black Box Corporation (the “Company”) authorized the acceleration of vesting of all of the Company’s outstanding out-of-the-money unvested stock options held by directors and employees of the Company, including its Named Executive Officers (as such term is defined in the rules and regulations of the Securities and Exchange Commission). Such stock options had an exercise price greater than $39.77, the average of the daily high and the daily low price of the Company’s common stock, par value $.001 (“Common Stock”), on the Nasdaq National Market as of that date. As a result of vesting acceleration, options to acquire approximately 405,224 shares of the Common Stock, which otherwise would have vested from time to time over the next three years, became immediately exercisable. All other terms and conditions applicable to such stock options remained in effect. The accelerated options represent approximately 7% of the Company’s total outstanding options. The option plans under which the accelerated grants were issued are the 1992 Stock Option Plan and the 1992 Director Stock Option Plan.
     The following table summarizes the outstanding options subject to accelerated vesting:

	Aggregate Number
	of Shares	Weighted Average
	Issuable Under	Exercise Price
	Accelerated Options	Per Share

Total Directors (3 persons)	11,001	$42.02

Total Named Executive Officers (5 persons)	196,670	$42.55

Total Directors and Named Executive Officers (8 persons)	207,671	$42.52

Total Other Employees	197,553	$41.26

Total	405,224	$41.90
     The Compensation Committee’s decision to accelerate the vesting of out-of-the-money unvested stock options was based upon the issuance by the Financial Accounting Standards Board of Statement of Financial Accounting Standard No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which will require the Company to treat unvested stock options as compensation expense in future periods effective April 1, 2006. The acceleration eliminates future compensation expense the Company would otherwise have been required to recognize in its income statements in such future periods. In addition, the Compensation Committee discussed (i) the ramifications of acceleration, including the fact that a retention feature of such options remained since the exercise price of the options was greater than the fair market value of the stock and that such options would be forfeited upon termination of employment, (ii) that options were not meeting their original objectives of incentive compensation and (iii) the favorable effect of the acceleration on employee morale, retention and perception of option value.

     By accelerating the vesting of these out-of-the-money unvested stock options, the Company has elected to recognize compensation expense in the third quarter of Fiscal 2006 for such accelerated stock options. Since the Company accounts for its stock options granted to employees and directors using the intrinsic-value method under the guidelines of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” the Company will report the compensation expense related to the accelerated options for disclosure purposes only in its financial statements for its third fiscal quarter ending December 31, 2005 as permitted by Statement of Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of SFAS No. 123.” The Company believes that acceleration of vesting of the 405,224 stock options will eliminate the need for recognizing future pre-tax compensation expense of approximately $3.7 million ($1.4 million of this amount is attributable to acceleration of vesting of options held by Directors and Named Executive Officers) over the remaining option terms in its financial statements after the Company adopts SFAS No. 123R as of April 1, 2006. This compensation expense was estimated using the Black-Scholes option-pricing model, which is used by the Company to calculate the fair value of its options in determining the pro forma impact of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” for disclosure purposes only.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Box Corporation
Date: November 4, 2005	By:	/s/ Michael McAndrew

Michael McAndrew Chief Financial Officer, Treasurer and Principal Accounting Officer

4